UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ANWORTH MORTGAGE ASSET CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
PAUL R. DEROSA
GREGORY R. DUBE
KENNETH B. DUNN
RONALD MASS
SCOTT F. RICHARD

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2014 annual meeting of stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation. Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On May 15, 2014, Western Investment reissued the following letter that was delivered to stockholders of Anworth to clarify portions of the biographies contained therein:

DON’T BE FOOLED BY MANAGEMENT’S MISLEADING CLAIMS

ANWORTH’S POOR PERFORMANCE NECESSITATES CHANGE

VOTE FOR OUR HIGHLY QUALIFIED NOMINEES AND AGAINST MANAGEMENT’S COMPENSATION PROPOSALS (PROPOSALS #2 AND #3)

Dear Fellow Stockholder:

Don’t be fooled by management’s attempts to obscure Anworth’s consistently horrible performance results.  When compared to its peers, Anworth Mortgage Asset Corporation (“Anworth”) has fallen far below average over ALL relevant periods for the past decade.

THE EMPEROR HAS NO CLOTHES

No matter how management tries to spin its story, the simple fact remains that Anworth has been a poor investment when compared with other comparable REITs.  Investors have experienced over a decade of investment declines.  Stockholders who invested in Anworth on August 31, 2003 have a cumulative loss of almost 6% through March 31, 2014 even after giving effect to reinvested dividends. Although management has loudly trumpeted the very recent increase in the stock’s trading price, a short term increase does not erase years of subpar results.

Anworth has tried to claim that they are successful because they have outperformed the NAREIT Mortgage REIT index.  However, what Anworth doesn’t tell you is that the NAREIT Mortgage REIT Index contains many companies that were mortgage originators or invested in subprime mortgages or other more exotic and riskier strategies and is not representative of what Anworth purports to be. Further, by the very chart included in Anworth’s Form 10-K, they have underperformed the NAREIT index.

WHEN YOU COMPARE ANWORTH’S PERFORMANCE AGAINST COMPARABLE COMPANIES, NOT AGAINST SUBPRIME REITS, ANWORTH FAIRS EVEN WORSE. ANWORTH IS AT THE BOTTOM OF THE LIST.

Cumulative Return for Period Indicated Including Reinvestment of Dividends

6/12/2009* through 3/31/2014
American Capital Agency Corp	173.39%
MFA Financial, Inc.	137.03%
Dynex Capital Inc.	89.99%
Capstead Mortgage Corp.	85.90%
CYS Investments Inc.	55.93%
Annaly Capital Management, Inc.	46.31%
Hatteras Financial Corp.	44.56%
Anworth Mortgage Asset Corporation	36.04%
ARMOUR Residential REIT Inc.	(10.66)%
Anworth Rank	8th out of 9
_____________
* All high grade mortgage REITs outstanding on or before the issue date of CYS Investments of 6/12/09.

As evidenced by the following chart, which compares Anworth to all other comparable publicly traded mortgage REITs outstanding for the entire period, Anworth’s price to book value ratio has shown a constant decline over all time periods.

Ratio of Average Stock Price to Book Value at the End of Each Calendar Quarter

REIT	1 year	3 years	5 years	10 years
Annaly Capital Management, Inc.	93.6%	98.9%	101.4%	115.9%
Capstead Mortgage Corp.	95.2%	97.7%	100.3%	111.7%
Dynex Capital Inc.	102.2%	100.4%	99.5%	98.5%
MFA Financial, Inc.	97.8%	99.4%	99.5%	102.7%
Anworth Mortgage Asset Corporation	83.7%	91.1%	93.9%	96.2%
Anworth Rank	LAST	LAST	LAST	LAST

What has been management’s response to Anworth’s poor performance?  Anworth needs to diversify but has made a poor choice in going into single family rentals at this point in the housing cycle. The major participants in this space see limited opportunity and are cutting back sharply on purchases.  Further, Anworth does not have the capital or the infrastructure to support a rental venture.  Analysts were less than enthusiastic about the idea following Anworth’s recent earnings call on April 30, but management seems desperate to show they are doing something.

Anworth Has Failed in the Past When Attempting to Diversify

In November 2003, Anworth invested $75 million in a subsidiary called Belvedere Trust and by 2007 had $151 million at risk.  Belvedere purchased many less than prime quality non-agency mortgages and invested in similar mortgage securities created by others, all on a leveraged basis. Then, in 2007 when the credit crisis hit the mortgage market and Belvedere was unable to meet margin calls, it was completely wiped out.  Anworth’s loss of $151 million on the Belvedere investment represented approximately 30% of Anworth’s equity. Not an insignificant portion of shareholder’s net worth lost as a result of a risky investment.

Anworth management failed the last time that they tried to diversify. Now they want to try to diversify again.  Western Investment, together with its fellow participants in this solicitation, own stock valued at over $28.7 million as of May 6, 2014.  Together with our fellow stockholders, we cannot afford any more losses!

Management Continues to Reap Rewards Despite Anworth’s Poor Performance

Management has collected almost $80 million in fees over the past decade despite Anworth’s poor performance, including over $11 million per year in 2012 and 2013, under their fixed-based pay structure.  Such pay structures do not effectively link management’s interests with those of stockholders given that management fees remain payable even if Anworth experiences net losses, or performance declines. The arrangement may not guarantee that executives devote the time and effort to maximize the investment portfolio returns as they are ultimately insulated from downside risks borne by stockholders. Appallingly, these fixed-based management fees increased in fiscal 2013 despite Anworth's lackluster performance.

Anworth Attempts to Mask its Poor Performance by Increasing Dividends

Anworth has tried to mislead stockholders regarding its alleged improved performance by touting that it increased its dividend as compared to last year. However, Anworth’s recently declared dividend included a payment from capital and did not in any way represent increased earnings, a move which drew criticism from analysts in Anworth’s recent earnings call. Don’t be fooled by accounting machinations. Anworth has underperformed and continues to produce lackluster results.

We believe Anworth management has repeatedly failed its stockholders and it is time for stockholders to replace the Board with directors who will take action that will lead to maximum value for investors.

We are seeking your support on the GOLD proxy card FOR the election of our truly INDEPENDENT director nominees to Anworth’s Board of Directors, none of whom are affiliated with or controlled by Western Investment.

We have assembled an extraordinarily qualified team of nominees, who, if elected, would constitute one of the strongest and most experienced boards of any asset manager in the world.

PAUL DEROSA
•	33 years as a senior or head fixed income portfolio manager
•	Managed a portfolio of $10 to $20 billion
•	Previously head of proprietary trading and financial derivatives at Citibank
•	Managed Eastbridge, a US Treasury primary dealer
•	Highly successful hedge fund manager
•	Senior Partner at Mt. Lucas Management
•	Board member: Intervest Bankshares Corporation (IBCA). Previously on the Board of Directors of AMBAC Financial Group, Inc. (AMBC)

GREG DUBE
•	37 years as a senior manager of fixed income sales, trading and portfolio management
•	Managed a portfolio of $15 billion at Alliance Bernstein
•	Previously on the Board of Directors of Gabelli Global MultiMedia Trust Inc. (GGT)

KENNETH DUNN
•	15 years as co-head of fixed income portfolio management at Morgan Stanley
•	Managed a portfolio of $100 billion
•	Professor at and previously served as Dean of David A. Tepper Business School Carnegie-Mellon
•	Board member: NextEra Energy (NEE). Previously on the Board of Directors of BlackRock, Inc. (BLK), the world’s largest asset manager, managing over $4 trillion

RONALD MASS
•	21 years as a Senior Portfolio Manager at Western Asset Management (no affiliation with Western Investment)
•	Managed over $100 billion portfolios of mortgage and asset backed securities
•	Founding partner Almitas Capital
•	Board Member: Woodside Homes, a privately held home builder

SCOTT RICHARD
•	17 years as a fixed income portfolio manager. Mortgage specialist
•	One of three portfolio managers who were jointly responsible for $100 billion Morgan Stanley portfolio
•	Previously head of mortgage research at Goldman Sachs
•	Practice Professor of Finance at the Wharton School of the University of Pennsylvania
•	Previously professor of financial economics Carnegie-Mellon University
•	Past Visiting Professor at Sloan School of Management (MIT)

A mortgage REIT by definition primarily invests in mortgage securities which are fixed income securities.  It follows that the types of experience that are most relevant and most valuable to being on the board of a mortgage REIT are that of buying, selling and researching fixed income securities and managing fixed income portfolios, and particularly of mortgage-backed securities.

Nominee	Years of experience in fixed income securities		Maximum Size of Portfolio Managed
	Buy, sell and research	Manage
Paul DeRosa	39	39	$20 billion
Greg Dube	37	8	$15 billion
Kenneth Dunn	15	15	$100 billion
Ronald Mass	23	21	$100 billion
Scott Richard	22	17	$100 billion
TOTAL	136	100	$345 billion

By contrast, other than their failed tenure at Anworth, Anworth’s independent directors have zero years of experience buying, selling or researching fixed income securities, zero years of experience managing fixed income securities and have managed $0 worth of fixed income assets.

Western’s nominees with a combined 136 years of institutional fixed income experience, 100 years of fixed income portfolio management and $345 billion of assets managed vastly outrank Anworth’s nominees who total zero, zero and zero, respectively.

STOCKHOLDERS NEED A BOARD COMMITTED TO
MAXIMIZING VALUE FOR INVESTORS.

Time is short. We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers provided below.  Thank you for your support.

Regards,

Arthur D. Lipson
Managing Member,
Western Investment LLC

If you have any questions or need assistance voting your Shares, please call:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Stockholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com

Proxy materials are also available at www.fixmyfund.com